UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Comstock Holding Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
at full build out

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

COMSTOCK
COMSTOCK HOLDING COMPANIES, INC.
April 30, 2021
Fellow Shareholders,

We entered 2020 with great enthusiasm about the prospects for our company as we sought to build on our achievements of 2019. Key achievements during 2019 included completion of the multi-year transformation of our operating platform to focus primarily on commercial real estate asset management and development of mixed-use and transit-oriented properties in high-growth areas of the Washington, DC region, expanding the scope to solidify the value of asset management agreements covering Comstock’s ~$3 Billion Anchor Portfolio at full build-out, vertically integrating operations to create multiple new revenue sources, securing high quality corporate tenants for significant portions of our Anchor Portfolio, and enhancing our balance sheet to create access to growth capital. In late 2019 we also launched our institutional venture platform; a key strategic initiative that provides significant opportunity for Comstock going forward.

By early 2020, it was evident the Covid-19 pandemic would create unprecedented challenges for world economies and the human race. In spite of these challenges, Comstock’s exceptional workforce accomplished much during 2020, most notably delivering a 133% increase of net income over 2019 results. As a result, we enter 2021 well positioned to build upon recent accomplishments and continue our recent pattern of growth in key areas of earnings and assets under management.

In early 2020, when it became clear the pandemic would result in governmental shutdown orders for all but essential workforces, we promptly initiated enhanced safety protocols to ensure the safety of our workforce, deemed essential pursuant to Executive Orders of the states in which we operate. Additionally, we took steps to enhance safety of our residents, tenants and visitors at our managed portfolio of residential and commercial properties. The tumultuous year highlighted the adaptability of the Comstock team and the ability of our transformed operating platform to generate growth in earnings despite unprecedented disruptions in the global, national and regional economies; affording us with unique downside protection on our revenue streams while concurrently highlighting the strength of the market position that Comstock enjoys in one of the nation’s most desirable real estate markets.

Other notable accomplishments during 2020 include increasing leased percentage and average rent per square foot of stabilized commercial properties, maintaining leased percentage and scheduled rent collections at stabilized residential properties, expansion of our stabilized assets under management to more than ~3 million square feet, advancing plans for development of key portions of our ~4 million square foot development pipeline, delivery of an additional 318 residential units at our Loudoun Station project; increasing total residential units in our Anchor Portfolio to more than 1,100, commencement of development of the next phase of our Reston Station project that will include approximately 1.4 million square feet of new development featuring Virginia’s first JW Marriott luxury hotel and branded condominium residences, origination of more than $180 million in financing on behalf of asset management clients, and the formation of a new institutional real estate investment venture in February 2020 that acquired a 211,000 transit-oriented commercial property in Arlington, Virginia.

I am confident Comstock is positioned to continue its growth of earnings and assets under management in 2021 and the foreseeable future. We are scheduled to deliver additional pre-leased commercial properties in 2021 while recent increases in leasing activity across our portfolio demonstrates that the pandemic created pent-up demand for the type of high quality mixed-use and transit-oriented assets included in our Anchor Portfolio. I am also encouraged by the improved performance of the restaurants in our Anchor Portfolio in recent months as the Covid-19 vaccine roll out has progressed and governmental limits on indoor dining ease. While restaurants represent an inconsequential percentage of our overall portfolio, they are early indicators of exceptionally strong pent-up demand that we believe will lead to increased economic activity across the region in the post-pandemic reopening. In addition, capital market indicators suggest a robust investment climate in 2021 in the type of assets included in our Anchor Portfolio; adding further accelerant to the recovery.

These factors, coupled with a favorable interest rate environment, give me confidence that Comstock is well positioned to continue creating value for all stakeholders; our tenants, our asset management clients, our institutional partners, and our loyal shareholders. I look forward to updating you on Comstock’s continued success.

Very truly yours,

Christopher Clemente
Chief Executive Officer and Chairman

COMSTOCK HOLDING COMPANIES, INC.
1900 Reston Metro Plaza, 10th Floor
Reston, Virginia 20190
____________________________________________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2021

The Annual Meeting of Stockholders of Comstock Holding Companies, Inc., a Delaware corporation, will be held at 9:00 a.m., local time, on June 16, 2021 at the 1900 Reston Metro Plaza, 2nd Floor Conference Center, Reston, Virginia 20190. The Company continues to actively monitor the ongoing impacts of the novel coronavirus disease of 2019 (“COVID-19”) pandemic and governmental mandates. The Company is committed to ensuring the health and well-being of our employees and stockholders. The Company reserves the right to require that all stockholders attending the meeting comply with then-applicable social distancing guidelines, wear personal protective equipment, including masks, and comply with any additional reasonable rules and regulations that the Company implements in order to protect the health and safety of attendees. In the event the Company determines that a change in the date, time or location of the meeting or implementation of a virtual-only meeting format is recommended or required, the Company will promptly announce any such decisions in advance through a press release and on our website at www.comstockcompanies.com/proxymaterial to include specific details on the participation process if the Company transitions to a virtual-only format. We will update this website periodically and encourage you to check the website regularly for more information. If you have difficulty locating the Conference Center, please call 703-230-1985.
The meeting is being held for the following purposes:
1. To elect one director to serve for a three-year term expiring at the 2024 annual meeting of stockholders or until his successor is duly elected and qualified or until his earlier resignation or removal;
2. To ratify the appointment of Grant Thornton, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
3. To cast a non-binding, advisory vote to approve the 2020 compensation of our named executive officers; and
4. To transact any other business that may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on May 7, 2021 are entitled to notice of and to vote at the meeting.
All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting and comply with social distancing guidelines in response to COVID-19, however, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote during the meeting even if you have previously returned a proxy card.

Sincerely,

Reston, Virginia	Jubal R. Thompson
April 30, 2021	General Counsel and Secretary

COMSTOCK HOLDING COMPANIES, INC.
1900 Reston Metro Plaza, 10th Floor
Reston, Virginia 20190

PROXY STATEMENT

VOTING AND OTHER MATTERS
General
The enclosed proxy is solicited on behalf of Comstock Holding Companies, Inc., a Delaware corporation (the “Company” or “us”), by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders to be held on June 16, 2021 at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. This year’s meeting will be held at the Conference Center at Reston Station, located at 1900 Reston Metro Plaza, 2nd Floor, Reston, Virginia 20190. If you need directions to the meeting, please contact Lindsay Anderson at 703-230-1985.
The Company continues to actively monitor the ongoing impacts of the novel coronavirus disease of 2019 (“COVID-19”) pandemic and governmental mandates, including social distancing guidelines, stay-at-home orders and other travel restrictions. The Company is committed to ensuring the health and well-being of our employees and stockholders. The Company reserves the right to require that all stockholders attending the meeting comply with then-applicable social distancing guidelines, wear personal protective equipment, including face masks, and comply with any additional reasonable rules and regulations that the Company implements in order to protect the health and safety of attendees. In the event the Company determines that a change in the date, time or location of the meeting or implementation of a virtual-only meeting format is recommended or required, the Company will promptly announce any such decisions in advance through a press release and on our website at www.comstockcompanies.com/proxymaterial to include specific details on the participation process if the Company transitions to a virtual-only format.
This proxy statement and form of proxy are first being mailed on or about May 13, 2021 to all stockholders entitled to vote at the meeting.
Voting Securities and Voting Rights
Stockholders of record at the close of business on May 7, 2021, which we have set as the record date, are entitled to notice of and to vote at the meeting. The Company anticipates there will be 8,089,457 issued and 8,003,887 outstanding shares of our Class A common stock and 220,250 shares of our Class B common stock outstanding on the record date. Each holder of our Class A common stock voting at the meeting, either in person or by proxy, may cast one vote per share of Class A common stock held on all matters to be voted on at the meeting. Each holder of our Class B common stock voting at the meeting, either in person or by proxy, may cast 15 votes per share of Class B common stock held on all matters to be voted on at the meeting.
The meeting will be held only if there is a quorum present. A quorum exists only if the holders of a majority of the voting power of the issued and outstanding stock of the Company and entitled to vote at the meeting is present in person or represented by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers, so- called “broker non-votes.” In instances where brokers are prohibited from exercising discretionary authority, the shares they hold are not included in the vote totals.

At the meeting, only Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is considered a routine matter. Brokers will be prohibited from exercising discretionary authority with respect to Proposal 1, the election of a director, and Proposal 3, the non-binding, advisory vote to approve the 2020 compensation of our named executive officers. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted in Proposals 1 and 3, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the meeting. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters.
Voting Requirements
For Proposal 1, a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of a director will be required to elect the director nominee to serve for a three-year term expiring at the 2024 annual meeting of stockholders or until his successor is duly elected and qualified or until his earlier resignation or removal. Stockholders may vote “for” the director nominee, or “withhold” authority to vote for the nominee.
For Proposal 2, the ratification of the appointment of Grant Thornton, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote on the matter, present and voting, in person or represented by proxy at the meeting, will be required. Stockholders may vote “for,” “against” or “abstain” from voting on Proposal 2. An abstention will have the effect as a vote “against” this proposal.
For Proposal 3, the non-binding, advisory vote to approve the 2020 compensation of our named executive officers, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote on the matter, present and voting, in person or represented by proxy at the meeting, will be required. Voting for Proposal 3 is being conducted on a non-binding, advisory basis and, therefore, the voting results will not be binding on the Company, our Board or our Compensation Committee although our Compensation Committee and Board will consider the results of the voting on this proposal for future executive compensation decisions. Stockholders may vote “for,” “against” or “abstain” from voting on Proposal 3. An abstention will have the effect as a vote “against” this proposal.
Whether or not a person plans to attend the meeting, such person may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, they may vote in person even if such person had previously returned a proxy card.
Voting of Proxies
When a proxy card is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the director nominee set forth in this proxy statement, (2) “for” the ratification of the appointment of Grant Thornton, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and (3) “for” the non-binding, advisory vote to approve the 2020 compensation of our named executive officers.
Revocability of Proxies
Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation
This solicitation is being made by us and will be paid for by the Company. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without compensation for the solicitation.
Deadline for Receipt of Stockholder Proposals For Inclusion in Next Year's Proxy Statement
Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2022 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, by the Securities and Exchange Commission (“SEC”) must be received at our principal executive offices not later than January 13, 2022, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.
Under our bylaws, stockholders who wish to submit a proposal at the 2022 annual meeting, other than one that will be included in our proxy statement, must deliver such proposal to the Secretary our principal executive offices between February 16, 2022 and March 18, 2022, unless the date of the 2022 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2021 annual meeting. If a stockholder who wishes to present a proposal fails to notify us in the appropriate time frame and such proposal is brought before the 2022 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2022 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Comstock Holding Companies, Inc., 1900 Reston Metro Plaza, 10th Floor, Reston, Virginia 20190, Attention: Corporate Secretary.

Annual Report on Form 10-K
We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2020 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K will also be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s Secretary at our principal executive office set forth in this proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2021
This proxy statement and our 2020 Annual Report on Form 10-K to stockholders are available at www.comstockcompanies.com/proxymaterial.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominee
Our Amended and Restated Certificate of Incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board. Presently, and the number of directors is fixed at six. Our Board is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Socrates Verses is in the class of directors whose term expires at the 2021 annual meeting of stockholders, and Mr. Verses has been nominated by our Board for re-election at the meeting for a three-year term expiring at the 2024 annual meeting of stockholders. Christopher Clemente and Joseph M. Squeri are in the class of directors whose term expires at the 2022 annual meeting of stockholders. David A. Guernsey, James A. MacCutcheon, and Robert P. Pincus are in the class of directors whose term expires at the 2023 annual meeting of stockholders.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominee named above. In the event that the nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board to fill the vacancy. It is not expected that the nominee will be unable or will decline to serve as a director.
The Board recommends a vote “FOR” the nominee named in this proxy statement.
Nominee Standing for Election in 2021

Socrates Verses, 63, has been a member of our Board since June 2005 and is a member and Chairman of the Compensation Committee. He currently serves as a Managing Partner for Bright Peaks Capital, a diversified investment group focused on technology and real estate offerings. For many years, Mr. Verses served as the Chief Executive Officer of Netcordant, Inc., a web application optimization company. Prior to that, he was the President and Chief Executive Officer of Realeum, Inc., an asset management and business integration software company, from 2001-2008. The Company believes Mr. Verses’ extensive executive- level experience in technology and business development qualifies him to serve as a member of our Board and supports his re-election to our Board.
Continuing Directors with Terms expiring in 2022
Christopher Clemente, 61, has been a member of our Board since May 2004. He founded the Company in 1985 and since 1992 he has served as our Chairman and Chief Executive Officer. Mr. Clemente has over 30 years of experience in all aspects of residential and commercial real estate development and over 35 years of experience as an entrepreneur. The Board believes that Mr. Clemente’s position as our Chief Executive Officer, his success as an entrepreneur and his depth of skill and experience in residential and commercial real estate development qualifies him to serve as a member of our Board.

Joseph M. Squeri, 55, is our Executive Vice President of Strategy and Corporate Development since January 2017 and has been a member of our Board since October 2015. From November 2015 to December 2016 Mr. Squeri served as a Managing Director with SunBridge Capital Management, LLC, a private investment management firm. Mr. Squeri previously served as the Chief Financial Officer of the Company from August 2010 through November 2015. Mr. Squeri has previously served as the Executive Vice President-Chief Financial Officer and Treasurer of Federal Realty Investment Trust (NYSE: FRT) and as a senior executive with Choice Hotels International (NYSE:CHH) from 1997 through 2007. The Board believes that Mr. Squeri’s significant executive-level and corporate finance experience, together with his experience at the Company, qualifies him to serve as a member of our Board.

Continuing Directors with Terms expiring in 2023
David M. Guernsey, 73, has been a member of our Board since December 2004 and is a member of the Audit Committee and Compensation Committee. Mr. Guernsey is the founder and CEO of Guernsey, Incorporated (“Guernsey”), one of the largest independent suppliers of products for the workplace in the United States, including, without limitation, Healthcare, Industrial, Traditional Office, and Educational workplaces. Guernsey’s Interiors by Guernsey division offers furniture for every workplace, including, without limitation, design, assembly, delivery and installation services. Previously, Mr. Guernsey served as Vice-Chairman of Virginia Commerce Bank, which was acquired by United Bank in 2014, and is a former Chairman of the National Federation of Independent Business (NFIB). Mr. Guernsey currently serves as Chairman of the Independent Suppliers Group, the largest purchasing cooperative in its industry, on the Board of the Northern Virginia Chamber of Commerce and on the Board of the Northern Virginia Transportation Alliance. The Board believes that Mr. Guernsey’s extensive experience with public companies, broad management and market expertise and his success as an entrepreneur qualifies him to serve as a member of our Board.
James A. MacCutcheon, 68, has been a member of our Board since December 2004 and is a member and Chairman of the Audit Committee and a member of the Compensation Committee. Mr. MacCutcheon is a private investor and advisor to public and private businesses. Mr. MacCutcheon served on the Board of Directors of SunBridge Capital Management, LLC from 2008 to April 2014 and served as the President and Chief Executive Officer of Sunburst Hospitality Corporation from September 2000 until July 2007. Among his philanthropic activities, Mr. MacCutcheon has previously served as Vice Chairman of Children’s National Medical Center and Chairman of its Hospital Board. Mr. MacCutcheon was an audit partner at a major accounting firm from 1984 through 1987. The Board believes that Mr. MacCutcheon’s executive management, financial and public accounting experience, across a variety of industries, adds significant value and diversity of experience to our Board and qualifies him to serve as a member of our Board.
Robert P. Pincus, 74, has been a member of our Board since June 2005 and is a member of the Audit Committee. Mr. Pincus served as Vice Chairman of EagleBank and Eagle Bancorp, a community business bank located in Bethesda, Maryland, from 2008 through 2017. Prior to joining EagleBank in August 2008, upon the acquisition of Fidelity & Trust Financial Corporation and its wholly owned subsidiary, Fidelity & Trust Bank (“F&T Bank”), Mr. Pincus served as Chairman of F&T Bank from 2005. Mr. Pincus was President and Chief Executive Officer of Franklin National Bank of Washington, D.C. until its acquisition by BB&T after which Mr. Pincus continued with BB&T as a Regional President. Mr. Pincus was further a Regional President of the D.C. Metropolitan region of Sovran Bank until its acquisition by Bank of America for whom Mr. Pincus served as a Regional President following the acquisition. During his tenure as a Director on the Boards of 25 non-profit institutions serving disadvantaged children in the greater D.C. Metropolitan region, through his numerous efforts Mr. Pincus helped to raise over $25 Million for these institutions and the children they serve. Mr. Pincus has further served on the Board of Directors of six for-profit organizations, including the Company. Mr. Pincus was a Trustee of the University of Maryland Foundation, Inc. Mr. Pincus has previously been acknowledged by the business community in the D.C. Metropolitan region as Entrepreneur of the Year, Washingtonian of the Year and was elected to the Washington Business Hall of Fame.  The Board believes that Mr. Pincus’ wealth of experience in commercial and investment banking qualifies him to serve as a member of our Board.
Information Relating to Corporate Governance and the Board
Our Board has determined, after considering all relevant facts and circumstances, that Mr. Guernsey, Mr. MacCutcheon, Mr. Pincus and Mr. Verses are independent under the Nasdaq listing standards and the rules and regulations promulgated by the SEC. Mr. Clemente and Mr. Squeri do not qualify as independent because they are currently officers of the Company.
Our bylaws authorize our Board to designate one or more committees, each consisting of one or more directors of the Company. Our Board has established two standing committees: an Audit Committee and a Compensation Committee. The Board does not have a standing nominating committee. It is the Board’s view, given its relatively small size and majority of independent directors, that it is appropriate for it to select or recommend director nominees itself. Each director has the opportunity to suggest a nominee and such suggestions are comprehensively reviewed by the independent directors. Director nominees are recommended for selection by the Board by a majority of the independent directors. Prospective members of the Board must be qualified individuals who, if added to the Board, would provide diversity of sound business judgment, business experience, corporate perspectives, backgrounds and skills appropriate for the Company. Criteria for selection of candidates include, but are not limited to: (i) business and financial acumen, as determined by the independent directors in their discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience with and knowledge of corporate governance practices, and (v) expertise in areas relevant to us. Although we do not have a formal diversity policy, the Board considers, among other attributes, diversity of gender, race, ethnicity and religion, professional experience and skills of the director candidates. Such persons should not have commitments that would conflict with the time commitments of being one of our directors.
The Board does not have a specific policy for consideration of nominees recommended by security holders because a significant degree of voting control relative to the Company’s outstanding equity securities is maintained by Mr. Clemente, a current executive officer and director. However, security holders can recommend a prospective nominee for the Board by writing to our corporate secretary at our executive offices and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. The Board will consider and evaluate nominees suggested by security holders using the criteria described above. There have been no nominees recommended by our stockholders for the 2021 annual meeting.
In addition to the above procedure, our bylaws provide that a stockholder may propose a director candidate to be considered and voted on at an annual meeting of stockholders by providing notice thereof to our corporate secretary not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date of the previous years’ annual meeting. This notice provided by a stockholder to our corporate secretary must set forth certain information relating to the proposed nominee as required by our bylaws. The chairman of the meeting will determine whether a nomination set forth by such stockholder is in accordance with the procedures set forth in the bylaws and may determine that such nomination is defective and therefore should be disregarded.
We pay no fees to third parties for evaluating or identifying potential nominees.
Our Board has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the Board. Our Board has also adopted Corporate Governance Guidelines, a Code of Conduct, a Code of Ethics for the CEO and Senior Financial Officers, and a Whistleblower Policy. We post on our website, at www.comstockcompanies.com, the charters of our Audit and Compensation Committees, our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers, and Whistleblower Policy, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC regulations or the Nasdaq Market Rules. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.
Interested parties may communicate with our Board or specific members of our Board, including our independent directors and the members of our various Board committees, by submitting a letter addressed to the Board of Comstock Holding Companies, Inc. c/o any specified individual director or directors at 1900 Reston Metro Plaza, 10th Floor, Reston, Virginia 20190. All letters received are then forwarded to the indicated directors, committees or full Board, as appropriate.
The Audit Committee
The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee also provides assistance to our Board with respect to its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our independent registered public accounting firm and internal audit function, if any. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our accounting and financial reporting processes and audits of our financial statements on behalf of our Board. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of our financial statements; reviews the proposed scope of such audit; and reviews our accounting and financial controls with the independent registered public accounting firm and our financial accounting staff.
The Audit Committee currently consists of Mr. MacCutcheon, Mr. Guernsey and Mr. Pincus, each of whom is independent under the Nasdaq listing standards and the rules and regulations promulgated by the SEC, including the heightened standards for Audit Committee members adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. MacCutcheon (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. MacCutcheon serves as the Chairman of the Audit Committee.
The Compensation Committee
The purpose of the Compensation Committee includes determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer and other executive officers, and discharging the responsibilities of our Board relating to our compensation programs and compensation of our executives on an annual basis. The Compensation Committee also decides equity grants to executives under our equity incentive plans, and periodically reviews the operations of the Company’s executive compensation programs and policies. The Chief Executive Officer determines the compensation and equity grants in consultation with the Compensation Committee for all non-executive employees, but does not determine any compensation relating to the executive officers of the Company.
Under the Compensation Committee Charter, the Compensation Committee is required to have a minimum of two or more members, and currently consists of Mr. Verses, Mr. Guernsey and Mr. MacCutcheon. Mr. Verses serves as Chairman of the Compensation Committee. All members of the Compensation Committee are independent under Nasdaq listing standards and the rules and regulations promulgated by the SEC.
Board and Committee Meetings
Our Board held a total of four meetings during the fiscal year ended December 31, 2020. During the fiscal year ended December 31, 2020, the Audit Committee held five meetings and the Compensation Committee held one meeting. Each director serving on the Board in 2020 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year. We do not have a formal policy regarding director attendance at our annual meeting of stockholders, but encourage each of our directors to attend. All members of our Board attended the 2020 annual meeting of stockholders.
Board Leadership Structure and Role in Risk Oversight
Our Board has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees led by independent directors. The Board believes that this leadership structure is the most effective for the Company at this time. Combining the Chairman of the Board and Chief Executive Officer roles promotes decisive leadership, fosters clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees and customers. The Board also believes there is a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors, although the Company does not have a lead independent director.
The Board believes that its current leadership structure allows the directors to provide effective oversight of the Company’s risk management strategies by receiving and approving recommendations prepared by our executive officers. The Audit Committee assists the Board in fulfilling its oversight responsibilities by periodically reviewing and making recommendations to the Board regarding the adequacy and effectiveness of the Company’s risk management and related programs and activities. Mr. Clemente, the Chairman of the Board, attends Audit Committee meetings and is appropriately positioned to include risk management issues on the agenda for Board meetings as circumstances warrant. As appropriate, the Board receives recommendations from the Chairman of the Audit Committee regarding significant risks or exposures and the steps management has taken to minimize such risks to the Company. In addition, the Audit Committee regularly communicates with the Chairman of the Compensation Committee regarding the risks within that committee’s areas of responsibility. The Company believes that this leadership structure promotes effective Board oversight of risk management because, while the Chief Executive Officer is ultimately accountable for the management of the Company’s risks, each of the Board committees actively monitors the Company’s risk management program and are provided with the information necessary to evaluate the specific risks relevant to such committee’s area of responsibility.

Corporate Sustainability

The Company is committed to pursuing environmental sustainability, social responsibility and best corporate governance (“ESG”) practices in all of our operations. We recognize that development of real estate can have significant impact, positive or negative, for the surrounding community, the region, and the environment that we all share. We believe that companies developing real estate have a responsibility to maximize the positive impacts while taking steps to minimize negative impacts. Supporting and fostering these initiatives is instrumental in making our communities better places to live, work, and play while simultaneously bolstering asset value, reducing risk, and positively impacting all stakeholders.

Our neighborhoods are transit-oriented developments that include extraordinary multifamily and commercial properties with a walkable, amenity-rich environment surrounded by restaurants, shops and entertainment venues. These transit-centric, and amenity-rich developments bring together multiple transit options and become neighborhoods with reduced carbon footprints, benefiting the local community, our shared environment, and ultimately, Comstock’s shareholders. In recognition of the positive impacts resulting from Comstock’s Reston Station design, the development was awarded the designation of Best Workplaces for Commuters in 2020 and 2021 by the Best Workplaces for Commuters Organization created by the National Center for Transit Research at the Center for Urban Transportation Research.

Although the Company has long focused on ESG best practices, in response to the recent market focus on these important issues, the Company intends to publish its first ESG Report in 2021 to highlight our prior accomplishments and lay out our future goals in this important area. We are investing in the people, processes, and products to make this reporting commitment an integral part of our long-term strategy. Our ESG team is comprised of members of our development and operations teams, as well as senior management, including our CEO. The ESG team focuses on identifying critical elements of our designs and operations that address elements of ESG best practices, while also identifying additional steps that we can take to enhance the positive impacts of our developments while further minimizing any potential negative impacts on the surrounding community, the region, and the environment that we all share. The ESG team will continuously seek to implement, manage, improve, and monitor our sustainability efforts while identifying new opportunities for enhancing our ability to position the Company as a leader in this space. Our ESG Report will outline in significant detail the Company’s existing ESG accomplishments in the areas of energy and water conservation and resource management, social responsibility, and community improvements, as well as our corporate governance practices and focus on our important future ESG Initiatives.
Compensation Risks
Management and the Compensation Committee have considered and discussed risks inherent in our business and compensation arrangements and have concluded that the risks associated with our compensation practices and policies are not likely to have a material adverse effect on the Company.

Director Compensation
In 2020, we compensated our non-employee directors with an annual retainer fee of $48,000. Our non-employee directors earned an additional $6,000 to serve on the Audit Committee and $4,000 to serve on the Compensation Committee. In addition, the chairman of the Compensation Committee, the chairman of the Audit Committee and the Audit Committee designated financial expert each earned an additional $4,000 fee. We offered our non-employee directors the option to elect to receive up to 50% of their 2020 director compensation in the form of fully-vested shares of our Class A common stock. We did not grant any separate equity awards to our directors during 2020. Employees who also serve as directors receive no additional compensation for their services as a director.
2020 Director Compensation
The following table details the compensation earned by our non-employee directors in 2020:

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
James A. MacCutcheon (2)(3)(5)	64,000	64,000
David M. Guernsey (2)(3)	58,000	58,000
Socrates Verses (3)(4)	56,000	56,000
Robert P. Pincus (2)	54,000	54,000
Norman D. Chirite (3)(6)	26,000	26,000

(1)    Includes annual retainer, chairman and committee participation fees earned in 2020. To compensate our directors for their 2020 services, we made cash payments and/or issued them the equivalent value in shares of our Class A common stock, based on the 20-day average market closing price of the stock, on each quarterly date of election. Mr. Pincus, Mr. Verses, and Mr. Chirite elected to receive 50% of the fees earned in the form of cash payments and 50% of their fees earned in the form of fully-vested shares of our Class A common stock, in the following amounts of shares: 11,644, 12,073, and 6,533, respectively.
(2)    Mr. MacCutcheon, Mr. Guernsey, and Mr. Pincus served on the Audit Committee.
(3)    Mr. Guernsey and Mr. Verses served on the Compensation Committee for the entirety of 2020. Mr. Chirite served on the Compensation Committee through July 31, 2020. Mr. MacCutcheon served on the Compensation from August 1, 2020 through the remainder of 2020.
(4)    Mr. Versus served as the chairman of the Compensation Committee.
(5)    Mr. MacCutcheon served as the chairman and the designated financial expert of the Audit Committee.
(6)    Mr. Chirite resigned from the Board on August 1, 2020.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of Grant Thornton, LLP (“Grant Thornton”), an independent registered public accounting firm, audited our consolidated financial statements for the fiscal year ended December 31, 2020. Grant Thornton has served as our independent registered public accounting firm since June 2020.
Our organizational documents do not require that our stockholders ratify the appointment of Grant Thornton as our independent registered public accounting firm. However, we are submitting the appointment of Grant Thornton to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain Grant Thornton. We anticipate that representatives of Grant Thornton will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
The Board recommends a vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2021.
The aggregate fees billed for the fiscal years ended December 31, 2020 and 2019 are as follows:

	2020 (2)	2019 (2)
Audit Fees (1)	$190,800	$363,200
Total	$190,800	$363,200

(1)    Audit fees include fees for professional services rendered in connection with the audit of the Company's annual consolidated financial statements included in the Company's Annual Report on Form 10-K and the review of the Company's quarterly consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q.
(2)    BDO USA, LLP ("BDO"), an independent registered public accounting firm, audited our consolidated financial statements for the fiscal year ended December 31, 2019, reviewed our first quarter 2020 financial statements, and provided a consent to reissue the 2019 audit report in the 2020 Form 10-K. The fees billed by BDO for the foregoing services are excluded in the 2020 fees set forth in the table above.

Change in Independent Auditor

As reported in the Company’s Current Report on Form 8-K filed on June 24, 2020 (“Auditor 8-K”), on June 18, 2020, the Audit Committee of the Board dismissed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm effective as of June 18, 2020.

The audit reports of BDO on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2019 and December 31, 2018, and the subsequent interim period through June 18, 2020, (i) there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years or any subsequent interim period through the date of dismissal, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that the Company’s management identified material weaknesses in internal controls over financial reporting involving (x) the review and reconciliation of debt balances and amortization of related debt discounts, as of March

31, 2020 and December 31, 2019, (y) the accounting and reporting of various complex divestment transactions entered into in the second quarter of 2019 relating to the winding down of the Company’s for-sale homebuilding operations, as of September 30, 2019 and June 30, 2019, and (z) insufficient finance and accounting department resources with appropriate knowledge, expertise and training commensurate with the Company’s corporate structure and financial reporting requirements to effectively assess risk and design, operate and oversee internal controls over financial reporting, as of March 31, 2018. The material weakness identified in item (y) above was remediated prior to the Company’s Form 10-K filed on April 14, 2020 and the material weakness identified in item (z) above was remediated prior to the Company’s Form 10-Q filed on August 14, 2018. A further description of the material weaknesses and management’s plans of remediation can be found in the following reports filed by the Company with the SEC: (1) Form 10-Q filed on May 28, 2020, (2) Form 10-K filed on April 14, 2020, (3) Form 10-Q filed on November 14, 2019, (4) Form 10-Q filed on August 19, 2019, and (5) Form 10-Q filed on May 16, 2018.

The Company provided BDO with a copy of the Auditor 8-K prior to its filing with the SEC and requested that BDO furnish the Company with a letter addressed to the SEC stating whether or not BDO agrees with the statements contained in the Auditor 8-K. A copy of BDO’s letter, dated June 24, 2020, is filed as Exhibit 16.1 to the Auditor 8-K.

Pre-Approval Policies and Procedures
The charter of the Audit Committee provides that the duties and responsibilities of the Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. All pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations. To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.
Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide the details associated with the particular service to be provided.
All of the services provided by Grant Thornton described above were approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s accounting and financial reporting processes and the audit of its financial statements, including the performance and compensation of the Company’s independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal years December 31, 2020, and 2019 with management. The Audit Committee also reviewed with Grant Thornton, LLP, the Company’s current independent registered public accounting firm for the fiscal year ended December 31, 2020, and BDO USA, LLP, the Company’s former independent registered public accounting firm for the fiscal year ended December 31, 2019, the results of their respective audits. The Audit Committee has also discussed with the independent registered public accounting firms the matters required to be discussed by auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (including Auditing Standard No. 1301 (Communications with Audit Committees)). This discussion included, among other things, a review with the independent registered public accounting firms of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Grant Thornton, LLP its independence from management and the Company. The Audit Committee received from the independent registered public accounting firms the written disclosures and letters required by applicable requirements of the PCAOB regarding the independent registered public accounting firms’ respective communications with the Audit Committee concerning independence. The Audit Committee also has discussed with the independent registered public accounting firms their respective independence from the Company and has considered whether the provision of any non-audit services to the Company is compatible with the independence of the registered public accounting firm. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.
Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The Audit Committee also approved the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Respectfully submitted by the Audit Committee,

James A. MacCutcheon, Chair
David M. Guernsey
Robert P. Pincus

PROPOSAL 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act requires that we provide our stockholders a non-binding, advisory vote to approve the compensation of our named executive officers.
The Compensation Committee will review and consider the results of the vote carefully. Depending upon the results of that review, the Compensation Committee will take such action, if any, as it deems appropriate. Because this vote is advisory, it is not binding on the Company, the Compensation Committee or the Board of Directors.
Before you vote on the resolution below, please read the “Summary Compensation Table” together with the related narrative disclosure and footnotes in this proxy statement. Our Board is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, is hereby APPROVED.”
Our executive compensation program is comprised principally of salary and, from time to time, equity and cash bonus, designed to align compensation of our executives with stockholder value and financial performance and to achieve a balanced package that would attract and retain highly qualified senior officers and appropriately reflect each such officer’s individual performance and contributions. The Company regularly reviews its compensation programs and the overall compensation package paid to each of its executive officers to assess risk and to ensure that the program is structured appropriately in order to attain the Company’s strategic goals.
For the above reasons, the Board of Directors is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote, among other factors, when determining future compensation arrangements for our executive officers. Following the vote at the 2021 annual meeting, the next advisory vote on executive compensation will take place in 2022.
The Board recommends a vote “FOR” this proposal.

EXECUTIVE OFFICERS
Executive Officers of the Company
Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Christopher Clemente and Mr. Joseph M. Squeri can be found above under Proposal 1 Election of Directors):
Jubal R. Thompson, 51, has served as our General Counsel since October 1998 and our General Counsel and Secretary since December 2004. Mr. Thompson has significant experience in areas of real estate acquisitions and dispositions, real estate and corporate finance, corporate governance, mergers and acquisitions and risk management.
Christopher M. Guthrie, 42, has served as our Chief Financial Officer since June 2018. Prior to that, Mr. Guthrie served as Chief Financial Officer of Comstock Partners, LC the private company owned by Mr. Clemente. Mr. Guthrie joined the Company in 2014 and prior to joining the Company, served as Principal at Red Zone Capital where his responsibilities included management of the accounting and finance functions.
Timothy J. Steffan, 55, has served as our Executive Vice President of Asset Management, Leasing and Development since April 2018. Mr. Steffan has over 30 years of experience in asset management, leasing and real estate development for a variety of asset types and large-scale portfolios, including, without limitation, retail, office, multi-family, mixed use and hotel properties throughout the United States. Prior to joining the Company, Mr. Steffan served in various senior executive and management level positions with publicly traded, commercial real estate companies, including, without limitation, JMB Realty, Macerich NYSE: MAC, and RPAI NYSE: RPAI.

SUMMARY COMPENSATION TABLE
Because the Company qualifies as a “smaller reporting company,” under SEC rules, only our chief executive officer and next two highest paid executive officers who were serving as executive officers at the end of the last completed fiscal year are considered “named executive officers” for purposes of this proxy statement. The following table sets forth the compensation paid to the Company’s named executive officers for the fiscal years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation (3)	Total ($)
Christopher Clemente	2020	500,000	400,000	—	—	900,000
Chairman of the Board and Chief Executive Officer	2019	500,000	500,000	—	—	1,000,000
Timothy Steffan	2020	350,000	318,872	216,482	11,400	896,754
Executive Vice President, Asset Management	2019	350,000	590,880	204,000	11,200	1,156,080
Jubal R. Thompson	2020	350,000	233,750	216,482	11,400	811,632
General Counsel and Corporate Secretary	2019	350,000	252,500	—	11,200	613,700
(1)Cash bonuses for 2020 were based upon the Company’s overall performance and each respective named executive officer’s satisfaction of applicable corporate, department and individual performance goals for the year ended December 31, 2020 and were further reviewed and approved by the Compensation Committee.
(2)Mr. Steffan was granted 80,000 shares of restricted stock in 2019 and 111,606 shares of restricted stock in 2020. Mr. Thompson was granted 111,606 shares of restricted stock in 2020. This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for such grants of restricted stock. The methodologies and assumptions utilized in the valuation of these stock options and restricted stock grants is set forth in Note 12 to our Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
(3)All other compensation includes 401(K) plan employer contributions equal to matches of 100% of an employee's deferral up to three percent and matches of 50% of an employee's deferral on the next two percent, which policy is uniformly applied to all employees who meet the above-referenced qualifications.
Employment Arrangements with Executive Officers
In December 2004, we entered into an employment agreement with Christopher Clemente (the “2004 Employment Agreement”), which had an initial term of five years, with automatic one-year renewals, unless either party notifies the other that the term will not be extended. Under the 2004 Employment Agreement, Mr. Clemente’s minimum annual salary was $550,000, subject to potential increase by our Board from time to time, and Mr. Clemente was eligible for a cash bonus of not less than 200% of his then-current salary, based upon the satisfaction of financial performance criteria. Mr. Clemente was eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. For the year ending December 31, 2019, Mr. Clemente’s annual base salary was $500,000, and Mr. Clemente received a cash bonus of $500,000. Mr. Clemente did not receive any equity awards in 2019.
On April 27, 2020, Mr. Clemente entered into an amended and restated employment agreement (the “2020 Employment Agreement”) and a confidentiality and non-compete agreement (“2020 Confidentiality Agreement”, and collectively with the 2020 Employment Agreement, the “2020 Agreements”). The 2020 Employment Agreement amends and supersedes the 2004 Employment Agreement and has an initial term of five years, with automatic one-year renewals, unless either party notifies the other that the term will not be extended. Under the 2020 Employment Agreement, Mr. Clemente’s minimum annual base salary is $500,000, subject to potential increase by our Board from time to time. Mr. Clemente is further eligible for an annual cash bonus of not less than 100% of his then-current annual base salary, based upon satisfaction of financial performance criteria and the Company’s goals. Mr. Clemente is eligible for awards under our equity incentive plan, employer stock purchase, and any similar executive compensation plans we may adopt from time to time.

The 2020 Agreements allow Mr. Clemente to engage in certain permitted business activities related to his private company but prohibit him from competing with us in the same lines of business during the term of his employment and for two years after the termination of his employment. For the year ending December 31, 2020, Mr. Clemente’s annual base salary was $500,000, and Mr. Clemente received a cash bonus of $400,000. Mr. Clemente did not receive any equity awards in 2020. Mr. Clemente’s compensation is further detailed in the “Summary Compensation Table” set forth above.

In August 2006, we entered into an employment agreement with Jubal R. Thompson, our General Counsel and Corporate Secretary, which agreement had an initial term of three years with automatic one-year renewals unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Thompson’s minimum annual salary was originally $200,000, subject to potential increase by the Board from time to time. Pursuant to the original employment agreement, Mr. Thompson was eligible to receive a cash bonus of not less than 75% of his then-current salary, based upon the satisfaction of certain performance criteria. In 2010, our Board increased the minimum annual salary payable to Mr. Thompson to $250,000. Mr. Thompson is entitled to receive an annual cash bonus of up to fifty percent (50%) of his minimum annual salary based upon the satisfaction of certain performance criteria, also subject to potential increase by the Board from time to time. Mr. Thompson is also eligible to receive awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. Effective January 1, 2015, our Board increased the minimum annual salary payable to Mr. Thompson to $300,000. Effective January 1, 2019, our Board increased the minimum annual salary payable to Mr. Thompson to $350,000.
We do not have an employment agreement with Timothy J. Steffan, our Executive Vice President of Asset Management, Leasing and Development.
Material Terms of Restricted Stock Grants
On February 12, 2019, the Company approved the 2019 Omnibus Incentive Plan (the “2019 Plan”), which replaced and superseded the Company’s 2004 Long-Term Compensation Plan. The 2019 Plan provides for the issuance of, among other things, restricted stock awards to employees in the form of time-based restricted stock unit awards (“Time-Based Grants”) and performance-based restricted stock unit awards (“Performance-Based Grants”). Time-Based Grants issued pursuant to the 2019 Plan are based upon a vesting schedule determined by our Compensation Committee, typically vesting equally over a four year period.  Performance-Based Grants are issued based upon pre-determined performance objectives determined by our Compensation Committee from time to time, most recently tied to the Company’s cumulative EBITDA calculated over a three-year rolling period with an employee being able to vest between 60% to 120% of the target award measured on a pro-rata basis to determine the final vesting award at the end of the three year period.  The specific terms and conditions of the Time-Based Grants and Performance-Based Grants are reviewed and approved by the Compensation Committee. The 2019 Plan, the Form of Time-Based Restricted Stock Unit Agreement and Form of Performance Based Restricted Stock Unit Agreement are Exhibits to the Annual Report filed on Form 10-K for the year ended December 31, 2019.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END
The following table sets forth the equity awards held by the named executive officers as of December 31, 2020.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(6)	Equity Incentive Plan Awards: Number of shares or units of stock that have not vested (#)(8)	Equity Incentive Plan Awards: Market value of payout value of shares or units of stock that have not vested ($)(6)
Christopher Clemente	3,571		—		7.63	12/11/24	—		—	—	—
	2,857	(1)	—		12.67	3/31/22	—		—	—	—
	9,000	(1)	3,000	(1) (2)	2.14	3/6/27	—		—	—	—
	—		—		—	—	13,000	(1) (3)	41,210	—	—
Timothy Steffan	25,000		25,000	(4)	3.30	6/27/28	—		—	—	—
	—		—		—	—	160,446	(5)	508,614	11,160	35,377
Jubal R. Thompson	10,714				13.23	12/13/23	—		—	—	—
	3,571		—		7.63	12/11/24	—		—	—	—
	24,375		8,125	(2)	2.14	3/6/27	—		—	—	—
	—		—		—	—	116,696	(7)	369,926	11,160	35,337

(1)    Reflects stock options and awards issued to Teresa Schar, Mr. Clemente’s wife, an employee of the Company.
(2)    Options vest on March 6, 2021.
(3)    Reflects 3,000 shares of restricted stock that vest on March 6, 2021 and 10,000 shares of restricted stock that vest 25% on January 2 of each of 2021, 2022, 2023 and 2024.
(4)    Options vest 25% on June 27 of each of 2019, 2020, 2021 and 2022.
(5)    Reflects 80,000 shares of restricted stock that vest 25% on April 29 of each of 2020, 2021, 2022 and 2023; 11,160 shares of restricted stock that vest 25% on January 2 of each of 2021, 2022, 2023 and 2024; and 89,286 shares of restricted stock that vest 6.25% on January 10, 2021, 12.5% on January 10, 2022, 18.75% on January 10, 2023, 25% on January 10, 2024, 18.75% on January 10, 2025, 12.5% on January 10, 2026, and 6.25% on January 10, 2027.
(6)    Based on the closing price per share of our Class A common stock on December 31, 2020 ($3.17), the last trading day of the 2020 fiscal year.
(7)    Reflects 16,250 shares of restricted stock that vest on March 6, 2021; 11,160 shares of restricted stock that vest 25% on January 2 of each of 2021, 2022, 2023 and 2024; and 89,286 shares of restricted stock that vest 6.25% on January 10, 2021, 12.5% on January 10, 2022, 18.75% on January 10, 2023, 25% on January 10, 2024, 18.75% on January 10, 2025, 12.5% on January 10, 2026, and 6.25% on January 10, 2027.
(8)    Performance-Based restricted stock that vest by March 15, 2023 based on achievement of performance criteria to be measured by the Compensation Committee
Summary of Potential Payments on Termination or Change in Control
Pursuant to Mr. Clemente’s 2020 Employment Agreement, if his employment is terminated by us without cause or if he resigns for good reason, as such terms are defined in his agreement, then he is entitled to continue to receive his then-current salary for 48 months. Mr. Clemente will also be entitled to receive a cash payment equal to two (2) times one hundred percent (100%) of the bonus that he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of his then-current salary, or (ii) the end of the fiscal year in which the termination without cause occurs. In the event we terminate Mr. Clemente without cause or he resigns for good reason within the 24 calendar month period following the effective date of a change in control, the cash payment will be due and payable in full within 30 days of the effective date of the termination without cause. In addition, Mr. Clemente will be entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 48 months following his termination of employment.
If Mr. Clemente’s employment is terminated by reason of death, then he is entitled to receive his then-current salary for 12 months, and he will also be entitled to any earned but unpaid bonus with respect to the fiscal year in which his death occurred. If Mr. Clemente’s employment is terminated by reason of disability, then he is entitled to receive his then-current salary for 24 months, and he will also be entitled to two (2) times one hundred percent (100%) of any earned but unpaid bonus with respect to the fiscal year in which his disability occurred.

Pursuant to Mr. Thompson's employment agreement, if his employment is terminated by us without cause or if he resigns for good reason, as such terms are defined in the agreements, then he is entitled to continue to receive his then-current salary for 12 months. Mr. Thompson will also be entitled to receive a cash payment equal to 100% of the bonus he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of his then-current salary, or (ii) the end of the fiscal year in which the termination occurs. In the event we terminate Mr. Thompson without cause or he resigns for good reason within the six calendar month period prior to the effective date of a change in control (as defined in the agreement) or within the 12 calendar month period following the effective date of a change in control, the cash payment will be due and payable in full within 30 days of the effective date of the change in control. In addition, Mr. Thompson will be entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 6 months following termination of his employment.

If Mr. Thompson’s employment is terminated by reason of death or disability, then he is entitled to receive his then-current salary for a period of 12 months or 6 months, respectively. Mr. Thompson will also be entitled to any earned but unpaid bonus with respect to the fiscal year in which his death or disability occurred.
CERTAIN RELATIONSHIPS
Other than the transactions described below, from January 1, 2019 through December 31, 2020, there have not been any transaction or series of similar transactions to which we were a participant in which the amount involved exceeded $120,000 or 1% of the average of the Company’s total assets as of December 31, 2019 and December 31, 2020, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.
We believe that all of these transactions are on terms that are comparable to or not less favorable than terms that would or could have been obtainable from unaffiliated third parties. All proposed future related party transactions will be submitted to our Board for review and will require a majority vote of the independent directors for approval. Ongoing transactions are reviewed annually to ensure that they are still comparable to or not less favorable than terms that would have or could have been obtainable from unaffiliated third parties. Our Chief Financial Officer and/or our General Counsel, assuming they are not party to the proposed transaction, coordinates with the independent directors in evaluating the fairness to us of the proposed transactions.
On December 31, 2009, the Company, through an affiliate, Comstock Property Management, L.C. (“CPM”), entered into a three-year lease for approximately 7,620 square feet of office space for its corporate headquarters at 1886 Metro Center Drive, Reston, Virginia from CP Asset Management, LC (f/k/a Comstock Asset Management, L.C.) (“Comstock AM”), an affiliate wholly-owned by Mr. Clemente. On September 19, 2012, the Company increased the leased premises to 10,056 square feet and extended the lease term for five years. On October 1, 2016, the Company amended the lease reducing the leased space to 6,398 square feet, and extended the lease term for up to three years. On September 30, 2018, CPM assigned the lease to CHCI Asset Management, LC (f/k/a CDS Asset Management, LC) (“CHCI AM”), an entity wholly owned by the Company. On October 1, 2018, the Company amended the lease to increase the leased premises to 10,048 square feet and on October 1, 2019, the Company amended the lease to extend the term for one year, which expired on September 30, 2020. The Company thereafter entered into a one-month extension of the term, and the lease at 1886 Metro Center Drive, Reston, Virginia officially expired on October 31, 2020. On November 1, 2020, the Company relocated its corporate headquarters to a new office space consisting of approximately 21,852 square feet of office space at 1900 Reston Metro Plaza, Reston, Virginia pursuant to a ten-year lease agreement with CRS Plaza I, LC, an affiliate controlled and owned by Mr. Clemente and family, as landlord. For the years ended December 31, 2020 and 2019, the total rent expenses under the lease agreements were approximately $0.6 million and $0.6 million, respectively.
On October 17, 2014, the Company entered into a promissory note with Comstock Growth Fund, L.C. (“CGF”) whereby CGF made a loan to the Company in the initial principal amount of $10.0 million and a maximum capacity of up to $20.0 million (the “Loan”). On December 18, 2014, the unsecured promissory note was amended and restated to provide for a maximum capacity of $25.0 million. All of the other terms of the unsecured promissory note remained the same. The Company borrowed additional principal loan amount of $6.2 million under the Amended and Restated CGF promissory note bringing the total aggregate principal amount borrowed to $16.2 million. The CGF loan had a three-year term carrying a floating interest rate of LIBOR plus 9.75% with a 10% floor. On May 23, 2018, the Company entered into a Membership Interest Exchange and Subscription Agreement (the “Membership Exchange Agreement”), together with a revised promissory note agreement, in which a note (“CGF Note”) with an outstanding principal and accrued interest balance of $7.7 million was exchanged for 1,482,300 shares of the Company’s Series C Non-Convertible Preferred Stock, par value $0.01 per share and a stated liquidation value of $5.00 per share (the “Series C Preferred Stock”), issued by the Company to CP Real Estate Services, LC (f/k/a Comstock Development Services, LC) (“CPRES”), a company wholly owned by Mr. Clemente. The Company exchanged the preferred equity for 91.5% of CPRES membership interest in the CGF Note. Concurrently, the face amount of the CGF Note was reduced to $5.7 million, bearing interest at a fixed rate of 10% per annum, made monthly in arrears. The Company had approximately $5.7 million of outstanding borrowings and accrued interest under the CGF loan, net of discounts, as of December 31, 2020 and 2019, respectively. During the years ended December 31, 2020 and 2019, the Company made interest payments of $0.4 million and $0.6 million, respectively, and did not make principal payments to CGF. The maturity date for the CGF Note was April 16, 2020. On April 13, 2020 the Company retired the CGF Note.
In order to fund the Loan, CGF obtained commitments and entered into subscription agreements with certain accredited investors (the “CGF Members”), pursuant to which the CGF Members purchased membership interests in CGF for an aggregate purchase price of $16.2 million (the “CGF Private Placement”). In connection with the CGF Private Placement, the Company issued warrants to purchase shares of our Class A common stock to CGF, which, pursuant to the terms of the governing documents of CGF, were distributed to the CGF Members other than CPRES. The warrants represented the right to purchase an aggregate amount of 76,244 shares of our Class A common stock, having an aggregate fair value of $432,500. Additionally, the CGF Members were entitled to receive a distribution of shares of our Class A common stock, purchased by such CGF Member (including to CGF Members that are affiliates or insiders). On May 12, 2015, the Company issued and distributed 226,857 shares of our Class A common stock to CGF. Following CGF’s acquisition of shares of our Class A common stock, CGF distributed the shares to the CGF Members.
The CGF Members included unrelated third-party investors along with certain related parties, who contributed the following amounts to CGF: $125,000 by Robert P. Pincus, director of the Company; $100,000 by A. Clayton Perfall, a then-director of the Company; $300,000 by James A. MacCutcheon, director of the Company; $500,000 by Joseph M. Squeri, current officer and director of the Company; $350,000 by Teresa Schar, wife of Mr. Clemente; $150,000 by Thomas Squeri, brother of the former Chief Financial Officer of the Company; $250,000 by David M. Guernsey, director of the Company; $250,000 by Norman D. Chirite, former director of the Company; and $250,000 by Stephen Squeri, brother of the former Chief Financial Officer of the Company. In addition, CPRES contributed $10 million to CGF. The Company is the manager of CGF but does not own any membership interests in CGF.
On August 15, 2016, Comstock Investors X, L.C. (“Investors X”) entered into a subscription agreement with an accredited investor (“Investors X Class B Member”), pursuant to which the Investors X Class B Member purchased membership interests in Investors X for an initial amount of $5.0 million, which is part of an aggregate capital raise of $14.5 million (the “Investors X Private Placement”). The Investors X Class B Member is CPRES. In

October 2016, the Investors X Class B Member purchased additional interests in the Investors X Private Placement in an amount of $9,500,000 resulting in an aggregate subscription amount of $14,500,000. In connection with the Investors X Private Placement, the Company issued a total of 150 warrants for the purchase of shares of the Company’s Class A common stock, having an aggregate fair value of $258,000. The Investors X Member was entitled to a cumulative, preferred return of 6% per annum, compounded annually on the capital account balance. The Company has the right to repurchase the interest of the Investors X Class B Member at any time, provided that (i) all of the Investors X Class B Members’ interest is acquired, (ii) the purchase is made in cash and (iii) the purchase price equals the Investors X Class B Members’ capital account plus accrued priority return. On October 13, 2017, the Operating Agreement for Investors X was amended to increase the maximum capital raise to $19,500,000 that may be drawn as needed at the request of the Company. Additionally, in October 2017, Investors X received proceeds of $5.0 million under the amended Operating Agreement to be used for the planned construction of the Company’s Totten Mews, Towns at 1333, Richmond Station, and Marwood East projects (collectively, the “Investors X Projects”). As part of this additional contribution, 50,000 warrants for the purchase of the Company’s Class A common stock, having an aggregate fair value of $258,000 were granted to the Investors X Class B Member. Proceeds of the Investors X Private Placement were utilized (A) to provide capital needed to complete the Investors X Projects, (B) to reimburse the Company for prior expenditures incurred on behalf of the Investors X Projects, and (C) for general corporate purposes of the Company. On April 30, 2019, the Company entered into a Master Transfer Agreement (the “MTA”) with CPRES and FR54, LC (“FR54”), an entity also controlled by Mr. Clemente. Pursuant to the MTA, CHCI transferred to CPRES the management of and its Class A membership interests (“Class A Units”) in Investors X, in exchange for the transfer of CPRES’ Class B membership interests in Investors X, which entitled CHCI to priority distribution of all distributable cash flow from Investor X’s projects (“Class B Units”). As additional consideration for the transfer of the Class B Units, CHCI issued to CPRES (i) 1,220,000 shares of the Company’s Series C Preferred Stock, and (ii) 3,100,000 shares of the Company’s Class A common stock, par value $0.01 per share, valued at an above market price of $4.00 per share for purposes of the transaction. Additionally, pursuant to the MTA, FR54 transferred to CHCI 579,158 shares of Series C Preferred Stock, which were immediately cancelled by CHCI, in exchange for the issuance of 723,947 newly issued shares of the Company’s Class A common stock valued at an above market price of $4.00 per share for purposes of the transaction.
On July 17, 2017, the Company entered into an acquisition loan for $1,100,000 with Mainstreet Bank in connection with the purchase of the assets of an environmental services company known as JK Environmental, in Conshohocken, Pennsylvania (the “JK Loan”). The JK Loan provides for a flat interest rate of 6.5% per annum. The JK Loan is fully guaranteed by Mr. Clemente. The JK Loan was retired in June 2020.
On January 10, 2018, the Company entered into a second acquisition and construction loan for $9,822,000 with Firstrust Bank in connection with its Totten Mews project in Washington, DC (the “Totten II Loan”). The Totten II Loan provided for a variable interest rate of LIBOR plus three percent, with an interest rate floor of 4.25% per annum. The Totten II Loan was fully guaranteed by the Company, with a limited guaranty by Mr. Clemente who provided a maximum guarantee of up to 50% of the principal amount of the Totten II Loan. As part of the MTA, the Company was released from all liability associated with the Totten II Loan.
On March 30, 2018, CHCI AM entered into a master asset management agreement effective January 2, 2018 (the “AMA”) with CPRES. On April 30, 2019, CHCI AM entered into an amended and restated master asset management agreement effective January 2, 2019 (“2019 AMA”). Pursuant to the 2019 AMA, CPRES has engaged CHCI AM to manage and administer the CPRES’ commercial real estate portfolio and the day to-day operations of CPRES and each property-owning subsidiary of CPRES. Pursuant to the terms of the 2019 AMA, CHCI AM will provide investment advisory, development and asset management services necessary to build out, stabilize and manage certain assets.
Under the 2019 AMA, CPRES will pay CHCI AM annual fees equal to the greater of either (i) an aggregate amount equal to the sum of (a) an asset management fee equal to 2.5% of revenues generated by certain anchor properties in CPRES’ commercial real estate portfolio (“Anchor Portfolio”); (b) a construction management fee equal to 4% of all costs associated with Anchor Portfolio projects in development; (c) a property management fee equal to 1% of the Anchor Portfolio revenues, (d) an acquisition fee equal to up to 0.5% of the purchase price of acquired assets; and (f) a disposition fee equal to 0.5% of the sales price of an asset on disposition; or (ii) an aggregate amount equal to the sum of (x) the employment expenses of personnel dedicated to providing services to the Anchor Portfolio, (y) the costs and expenses of the Company related to maintaining the public listing of its shares and complying with related regulatory and reporting obligations, and (z) a fixed annual payment of $1,000,000. CHCI AM is further entitled to certain additional fees, including (A) an incentive fee equal to 10% of the free cash flow of each of the real estate assets comprising the Anchor Portfolio after calculating a compounding preferred return of 8% on CPRES invested capital (B) an investment origination fee equal to 1% of raised capital, (C) a leasing fee equal to $1.00/sf for new leases and $0.50/sf for renewals; and (D) mutually agreeable loan origination fees related to the Anchor Portfolio. During the year ended December 31, 2020, the Company recorded revenue of $15.3 million which is included in ‘Revenue-asset management’ in the consolidated statement of operations set forth in our Annual Report on Form 10-K for the year ended December 31, 2020.
On December 14, 2018, Dresden, LLC entered into a construction loan for the remaining lots of the Company’s Woods at Spring Ridge project in Frederick, Maryland with John Marshall Bank for $2,700,000, at an interest rate of Prime, plus one half percent, with a rate of no less than 5.5% (the “Dresden Loan”). The Dresden Loan was fully guaranteed by Mr. Clemente. As part of the MTA, the Company was released from all liability associated with the Dresden Loan.
On April 30, 2019, CHCI AM entered into a Business Management Agreement (the “Management Agreement”) with Investors X, whereby CHCI AM provides Investors X with asset and professional services related to the wind down of the Company’s divested homebuilding operations and the continuation of services related to the Company’s divested land development activities. The aggregate fee payable to CHCI AM from Investors X under the Management Agreement is $937,500, payable in fifteen quarterly installments of $62,500 each.
On July 1, 2019, CHCI AM entered into a Business Management Agreement (the “BC Management Agreement”) with CPRES, whereby CHCI AM provides CPRES with professional management and consultation services, including, without limitation, consultation on land development and real estate transactions, for a residential community located in Monteverde, Florida. The initial term of the BC Management Agreement expires on December 31, 2020, subject to automatic, successive one (1) year extensions, unless sooner terminated in accordance with the terms of the BC Management Agreement. The BC Management Agreement provides that CPRES will pay CHCI AM an annual management fee equal to $337,500, payable in equal monthly installments during the term commencing on July 1, 2019, and will reimburse CHCI AM for certain expenses.
On December 30, 2019, the Company made an investment related to the purchase of the Hartford, a stabilized commercial office building located at 3101 Wilson Boulevard in the Clarendon area of Arlington County, Virginia (the “Hartford”). The Company’s maximum amount of investment related to the purchase of the Hartford is $1.2 million. In conjunction with the investment, the Company entered into an operating agreement with Comstock Partners, LC (“CP”), an entity that is controlled by Mr. Clemente, to form Comstock 3101 Wilson, LC (the “Hartford Owner”), to purchase the Hartford. Pursuant to the operating agreement, the Company held a minority membership interest of the Hartford and the remaining membership interests of the Hartford were held by CP. At the closing of the acquisition of the Hartford, the Company received an acquisition fee of $500 thousand. On February 7, 2020, the Company, CP and DWF VI 3101 Wilson Member, LLC (“DWF”), an unaffiliated, third party, equity investor in the Hartford, entered into a limited liability company agreement (the “DWC Operating Agreement”) to form DWC 3101 Wilson Venture, LLC (“DWC”) to, among other things, acquire, own and hold all interests in the Hartford Owner. In furtherance thereof, on February 7, 2020, the original operating agreement for the Hartford Owner was amended and restated (the “A&R Operating Agreement”) to memorialize the Company’s and CP’s assignment of 100% of its membership interests in the Hartford Owner to DWC. As a result thereof, DWC is the sole member of the Hartford Owner. The Company and CP, respectively, hold minority membership interests in, and DWF holds the majority membership interest in, DWC. The Company’s ownership interest in the Hartford remains at 2.5%.

On March 19, 2020, the Company and CPRES entered into a revolving line of credit agreement (the “CPRES Line of Credit”) whereby CPRES made a loan to the Company in the maximum amount of $10 million with any disbursement under the CPRES Line of Credit maturing and becoming fully due and payable twelve (12) months from the effective date of the disbursement (“Maturity Date”), subject to automatic extensions of the Maturity Date for twelve (12) month intervals unless the CPRES Line of Credit is sooner terminated. The CPRES Line of Credit matures on March 19, 2025 and further provides that the Company and CPRES may enter into a separate note evidencing a disbursement reasonably expected to have a term in excess of twelve (12) months. Disbursements under the CPRES Line of Credit bear interest at the sum of (i) the Prime rate as reported by the Wall Street Journal, and (ii) 1%.

On March 27, 2020, the Company entered into a promissory note with CPRES whereby CPRES made a loan to the Company in the initial principal amount of $5.5 million (the “CPRES Note”) with a maturity date of April 30, 2023. The proceeds of the CPRES Note were issued pursuant to the CPRES Line of Credit and are subject to the terms of CPRES Line of Credit. The proceeds of the CPRES Note were used to retire the CGF Note on April 13, 2020.
Procedures for Approval of Related Person Transactions
Our policy for the review and approval of transactions between us and related persons is set forth in our Corporate Governance Guidelines. The independent directors will meet to review and approve or reject all related party transactions (as specified in Item 404 of Regulation S-K) and review and make recommendations to the full Board regarding approval or rejection of any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment agreements, change-in-control agreements, severance agreements, termination agreements, and loans to employees made or guaranteed by the Company.
OTHER INFORMATION
Beneficial Ownership of Principal Stockholders, Directors and Officers
The following table sets forth certain information regarding the beneficial ownership of our common stock on March 31, 2021, by (1) each director and named executive officer of the Company, (2) all directors and executive officers of the Company as a group, and (3) each person known by us to own more than 5% of our common stock.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Class A common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2021, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Class A Common Stock (1)		Class B Common Stock		Beneficial Ownership of Class A and Class B Common Stock Combined
Name of Beneficial Owner	Number	Percent of Class	Number	Percent of Class	Economic (%)	Voting (%)(1)
Named Executive Officers and Directors
Christopher Clemente (2)	4,831,734	59.18%	220,250	100.00%	60.25%	70.94%
Joseph M. Squeri	223,556	2.74%	—	—	2.67%	1.95%
Jubal R. Thompson	187,780	2.30%	—	—	2.24%	1.64%
James A. MacCutcheon (3)	151,671	1.86%	—	—	1.81%	1.32%
Robert Pincus (4)	76,075	*	—	—	*	*
Timothy Steffan	70,860	*	—	—	*	*
David M. Guernsey	69,235	*	—	—	*	*
Socrates Verses (5)	1,229	*	—	—	*	*
All directors and named executive officers as a group (8 persons)	5,612,140	68.74%	220,250	100.00%	69.56%	77.75%
*    Less than 1% of the outstanding shares of common stock

(1)    Does not include shares of our Class A common stock issuable upon conversion of our Class B common stock. Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of our Class B common stock is entitled to fifteen votes per share of Class B common stock and each holder of our Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be provided in our certificate of incorporation or as required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.
(2)    Includes the following held by Mr. Clemente’s wife, Teresa Schar: 58,341 shares of our Class A common stock including exercisable stock options to purchase 14,857 shares and warrants of 5,000 to purchase shares of our Class A common stock. Includes 3,571 shares of Class A Common Stock subject to exercisable stock options held by Mr. Clemente. 715,851 shares of our Class A common stock and 195,250 shares of our Class B common stock are held by FR54, LLC, an entity that is owned by Mr. Clemente and his wife. 30,852 shares of our Class A common stock are held in various trusts for the benefit Mr. Clemente’s children. Mr. Clemente is the custodian for each trust. 124,465 shares of our Class A common stock are held by Stonehenge Funding, LC, an entity wholly owned by Mr. Clemente. 3,660,235 shares of our Class A common stock are held by CP Real Estate Services, LC (f/k/a Comstock Development Services, LC), an entity wholly owned by Mr. Clemente.
(3)    Includes warrants to purchase 4,286 shares of our Class A common stock.
(4) Includes 1,382 shares held by RLR Investment Management, LLC, an entity that is owned by Mr. Pincus.
(5) Does not include 11,075 shares of Class A common stock indirectly owned by Mr. Verses's spouse, and 85,091 shares of Class A common stock transitioned from custodial accounts previously maintained for minor children to non-custodial accounts as such minor children reached adulthood.
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information as of December 31, 2020, regarding compensation plans under which the Company’s equity securities are authorized for issuance.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options and Rights (a)(2)	Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity Compensation Plans Approved by Stockholders (1)	436,109	$2.81	1,585,040
Equity Compensation Plans Not Approved by Stockholders (3)	—	—	—
Total	436,109	$2.81	1,585,040
(1)    Includes the Company’s historical 2014 long term incentive plan and the current 2019 Plan.
(2)    Includes shares issuable pursuant to the exercise of stock options, but does not include outstanding shares of restricted stock.
(3)    The Company does not have any equity compensation plans that have not been approved by the stockholders.
Compensation Committee Interlocks and Insider Participation
As noted above, during 2020, our Compensation Committee consisted of Mr. Verses and Mr. Guernsey for the entirety of 2020, Mr. Norman Chirite, a former director, was a member of the Compensation Committee from January 1, 2020 through July 31, 2020, and Mr. James A. MacCutcheon was a member of the Compensation Committee from August 1, 2020 through the remainder of 2020. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors (including Mr. Chirite as a special independent director until July 31, 2020), and none are or formerly were officers of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2020, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, with the exception of of the following: Mr. Pincus has not filed a Form 4 with respect to 4,859 Class A common stock, Mr. Verses has not filed a Form 4 with respect to 5,038 Class A common stock, Mr. Clemente filed a late Form 4 on January 7, 2021 for a December 22, 2020 transaction, Mr. Guthrie has not filed a Form 4 with respect to 45,860 Class A common stock, Mr. Steffan has not filed a Form 4 with respect to 45,860 Class A common stock, and Mr. Thompson has not filed a Form 4 with respect to 75,339 Class A common stock. Since conducting its review, the Company is developing new procedures to ensure improved compliance on an on-going basis and is working with the preceding officers and directors to file the missed Form 4s as soon as possible.
Incorporated by Reference
To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in this section shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
Other Matters
We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.
Dated: April 30, 2021

COMSTOCK HOLDING COMPANIES, INC.
2021 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Comstock Holding Companies, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 30, 2021, and hereby appoints Jubal R. Thompson, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Stockholders of Comstock Holding Companies, Inc. to be held on June 16, 2021, at 9:00 a.m., local time, at the Conference Center at Reston Station, located at 1900 Reston Metro Plaza, 2nd Floor, Reston, Virginia 20190, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card. If you need directions to the meeting, please contact Lindsay Anderson at 703-230-1985.
The Company continues to actively monitor the ongoing impacts of the novel coronavirus disease of 2019 (“COVID-19”) pandemic and governmental mandates, including social distancing guidelines, stay-at-home orders and other travel restrictions. The Company is committed to ensuring the health and well-being of our employees and stockholders. The Company reserves the right to require that all stockholders attending the meeting comply with then-applicable social distancing guidelines, wear personal protective equipment, including face masks, and comply with any additional reasonable rules and regulations that the Company implements in order to protect the health and safety of attendees. In the event the Company determines that a change in the date, time or location of the meeting or implementation of a virtual-only meeting format is recommended or required, the Company will promptly announce any such decisions in advance through a press release and on our website at www.comstockcompanies.com/proxymaterial to include specific details on the participation process if the Company transitions to a virtual-only format.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
COMSTOCK HOLDING COMPANIES, INC.
June 16, 2021
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at www.comstockcompanies.com/proxymaterial
Please sign, date and mail your proxy card in the
envelope provided as soon as possible.
FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED.

1	Election of directors
☐ FOR THE NOMINEE	Socrates Verses
☐ WITHHOLD AUTHORITY FOR THE NOMINEE

2	Ratify the appointment of Grant Thornton, LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2021.	☐ For	☐ Against	☐ Abstain

3	Approve on a non-binding, advisory basis the 2020 compensation of the Company’s named executive officers.	☐ For	☐ Against	☐ Abstain

☐	Please check this box if you plan to attend the annual meeting of stockholders despite submission of this Proxy.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, “FOR” THE ELECTION OF DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021, AND “FOR” THE ADVISORY VOTE TO APPROVE THE 2020 COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
Dated: ______________________, 2021

_______________________________________
Signature of Stockholder

_______________________________________
Signature of Other Stockholder (if held jointly)

_______________________________________
Title

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.